Exhibit 99.2

Capital Trust Q1 ‘07 Earnings Call

May 2, 2007

Conference Coordinator:

Hello and welcome to the Capital Trust first quarter 2007 results conference call. Before we begin, please be advised that the forward-looking statements expressed in today’s call are subject to certain risks and uncertainties including, but not limited to, the continued performance, new origination volume and the rate of repayment of the Company’s and its Funds’ loan and investment portfolios; the continued maturity and satisfaction of the Company’s portfolio assets; as well as other risks contained in the Company’s latest Form 10K and Form 10Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

There will be a Q&A session following the conclusion of this presentation. At that time, I will provide instructions for submitting a question to management. I will now turn the call over to John Klopp, CEO of Capital Trust.

John Klopp:

Good morning everyone. Thank you for joining us once again and for your continued interest in Capital Trust.

Last night we reported our results for the first quarter and filed our 10-Q. I’ll turn it over to Geoff in a moment to review the detailed numbers, but our bottom line performance was solid and consistent with our expectations:

☐	Net income of $14.9 million and 84¢ per share, up 36% and 18% respectively year over year.

☐	New originations of $477 million, down from our all-time record in Q4, but actually a first quarter record for CT (historically, our seasonal low point in production).
☐	No losses, no reserves and continued strong credit performance in all of our portfolios.
☐	And, while it now seems like old news, an increase in our regular quarterly dividend to 80¢ per share, up 7% from the prior quarter and 33% compared to Q1’06.

Before we turn back to the financials, I want to spend a few moments on what’s been going on in the credit markets, the real estate markets and what we believe it all means for Capital Trust.

After an incredibly long, positive run, several recent events have caused many of us to question whether we’ve reached an inflection point in leverage and valuations. It started with the subprime residential meltdown in late January. While it’s easy to dismiss this event as having nothing to do with our business, the truth is that all markets are increasingly inter-connected and events in one sector eventually impact others. The immediate result of the subprime implosion was a pullback in the share prices of most finance companies, including ours, as stock investors sold credit risk of any type. The secondary impact was a widening of spreads in the CDO markets, as cross-over buyers burned by ABS took their lumps and became more cautious. In the last few weeks, announcements by all three major rating agencies that they are (finally) drawing the line on CMBS subordination levels triggered further spread widening across the curve, particularly in the junior classes. In stark contrast, the appetite of institutional, individual and offshore buyers on the equity side for quality commercial real estate continues unabated, at least for the moment. If the availability of leverage declines and the cost increases, equity valuations will inevitably be impacted, but the fundamentals in most markets remain strong and we do not see a train wreck coming down the track.

Instead, we believe that more volatility and uncertainty creates opportunities that play directly to Capital Trusts’ strengths. As I’ve said on this call many times before, increased competition has stressed lending standards, and some loans (and some lenders) will encounter problems. Particularly in this environment, credit selection and underwriting are the keys to success and here we believe our skills are second to none.

We believe that asset and liability spreads may disconnect for a time, but ultimately will come back in line. In Q1, we increased our balance sheet liquidity substantially, both to withstand any short term turbulence and to have the capital on hand to move opportunistically. Specifically, we raised an additional $75 million of long term Trust Preferreds (at a spread 30 basis points inside our last issuance) and put in place a new $50 million senior unsecured credit facility.

We believe that spreads will not move in lockstep and that the ability to invest across all asset categories will be critical to finding the best risk-adjusted returns. Subsequent to quarter-end, in April we closed our latest investment management vehicle, a new fund designed to invest in CDOs that CT sponsors and manages but that don’t fit our balance sheet for structural, regulatory or tax reasons. Called CTX Fund I, L.P., this single investor fund has $50 million of initial equity capital, substantial amounts of additional firepower, and will allow us to further broaden our reach into the synthetic CMBS and structured finance markets. We have also made significant progress in increasing our direct origination capabilities and are working hard to expand our footprint into other products and markets where competition is less intense. Look for more news on all these fronts as the year progresses.

Lastly, we believe in our business plan and our ability to adapt to changing market conditions, just as we have successfully done over the 10 years since founding Capital Trust. With that, I’ll pass the microphone to Geoff to review the financials.

Geoffrey Jervis:

Thank you John and good morning everyone. Let’s jump right to the balance sheet:

Total assets increased by 11% during the quarter to $2.9 billion from $2.6 billion at year end 2006. The primary drivers of asset growth were new originations of Interest Earning Assets, which we define as Loans, CMBS and Total Return Swaps.

For the first quarter, Interest Earning Assets grew by approximately $287 million net to $2.9 billion. Originations for our balance sheet of Interest Earning Assets totaled $477 million, including $100 million of unfunded commitments, for new fundings of $377 million. During the period, we experienced $117 million of partial and full repayments that were partially offset by advances during the period on previously unfunded commitments of $27 million. The combination of originations, net of unfunded commitments, repayments and new advances totaled the $287 million increase in Interest Earning Assets for the period.

Balance sheet originations were comprised of $36 million of CMBS and $442 million of loans ($342 million funded and $100 million unfunded). The weighted average all-in effective rate on new originations was 7.76%. At March 31, 2007, the entire $2.9 billion portfolio of Interest Earning Assets had a weighted average all-in effective rate of 8.31%. From a credit standpoint, the average credit rating of the CMBS portfolio has not changed from BB+ at year end 2006 and the loan portfolio has a weighted average last dollar loan to value of 69% (compared to 70% at year end 2006).

Before we move off of Interest Earning Assets, I would like to discuss the mix of loan types originated during the quarter. As detailed in Note 4 of our financials, originations were comprised of $174 million of whole loans, and $193 million of B Notes and mezzanine loans. The weighted average spread on the loan originations was 7.82% -- comprised of 7.46% for the whole loans and 8.10% for B Notes and mezzanine loans. Whole loan last dollar LTVs were 72% and our B Notes and mezzanine loan last dollar LTVs were 62%.

Looking across the entire portfolio, credit performance remains strong in all investment categories. The CMBS portfolio experienced net 7 upgrades and, inside the loan portfolio, the only non-performing asset at quarter end remains the Baja loan.

Moving down the balance sheet - equity investments in unconsolidated subsidiaries decreased to $9.9 million at the end of the first quarter. The decrease is due to the successful wind up of Fund II during the period, continued ordinary course repayments at Fund III, partially offset by $1 million of fundings associated with our investment in Bracor. Going forward, we expect to fund our remaining $8 million Bracor commitment over the next few periods. As to Fund III, we expect to continue to experience repayments and, if anything, our expectation of promote realization, as well as the ultimate wind up of Fund III has accelerated. As of March 31st, Fund III had 5 investments with total assets of $194 million – with all assets performing well.

As we have disclosed in the 10Q, the gross promote value to us embedded in Fund III, assuming liquidation at quarter end, was $7.8 million. Collection of the Fund III promote is of course dependent upon, among other things, continued performance at the fund and the timing of payoffs. That said, we currently expect to begin collecting Fund III promote starting in the second half of 2007. Any Fund III promote will be accompanied by expensing a portion of capitalized costs, as well as payments to employees of their share of promotes received.

At quarter end, in addition to Fund III, we managed two other investment management vehicles, CT Large Loan 2006 and CT High Grade. At the end of first quarter 2007, CT Large Loan had 3 investments and total assets of $151 million and CT High Grade had 2 investments and total assets of $65 million. We do not co-invest in either of these vehicles and earn management fees of 75 basis points on assets (subject to leverage levels) for CT Large Loan and 25 basis points on assets for CT High Grade. While we did not originate new investments for either fund during Q1, we have already had solid activity in both Large Loan and High Grade during Q2.

As John mentioned, subsequent to quarter end, we closed our newest investment management vehicle, CTX Fund I, L.P., a fund designed to capitalize CT’s off balance sheet CDO investment management business by buying the equity tranches of CT sponsored and managed off balance sheet CDOs. We do not fee the fund itself, but we will earn both base collateral management fees and incentive management fees on each CDO in which the CTX fund invests. The fund is capitalized with $50 million from a single third party institution and we expect that the initial capital will provide us with the funds to sponsor 3-5 CDOs.

On the right hand side of the balance sheet, total Interest Bearing Liabilities, defined as repurchase obligations, CDOs, a new senior unsecured credit facility and trust preferred securities, were $2.2 billion at March 31st and carried a weighted average cash coupon of 6.02% and a weighted average all-in effective rate of 6.22%.

Activity on the right hand side of the balance sheet during the period included increasing repurchase commitments from $1.2 billion to $1.6 billion, closing a new $50 million senior unsecured revolving credit facility and issuing $75 million of trust preferred securities.

Our CDO liabilities at the end of first quarter totaled $1.2 billion – this amount represents the notes that we have sold to third parties in our four CDO transactions to date. At March 31st, the all in cost of our CDOs was 5.88%. All of our CDOs are performing, fully deployed and in compliance with their respective interest coverage, overcollateralization and reinvestment criteria and the total cash in our CDOs at quarter end was $913,000, recorded as restricted cash on our balance sheet.

Our repurchase obligations continue to provide us with a revolving component of our liability structure from a diverse group of counterparties. At the end of first quarter, we had borrowed $881 million and had $1.6 billion of commitments from seven counterparties. We remain comfortably in compliance with all of our facility covenants. With $719 million of unutilized capacity on our repo lines, we are confident that we have the immediately available debt capital to fund our near and mid term growth.

In March 2007, we closed a $50 million senior unsecured revolving credit facility with WestLB AG. The facility has an initial term of one year with two one year extension options and, at the end of any year, a one year term out at our option – effectively making the life of this facility a minimum of two years and a maximum of four years. The facility has a cash cost of LIBOR + 1.50% and an all-in effective cost of LIBOR + 1.70%. At quarter end, we had drawn $25 million under this facility.

The final component of interest bearing liabilities is $125 million of trust preferred securities, of which $75 million were issued during the quarter in our second trust preferred offering. The new securities have a 30 year term and bear interest at a fixed rate of 7.03% (all-in effective rate of 7.14%) for the first ten years ending April 2017, and thereafter, at a floating rate of three month LIBOR plus 2.25%. In total, our $125 million of trust preferred securities provide financing at a cash cost of 7.20% and 7.30% on an all-in basis.

One more item of note in Liabilities is participations sold. At March 31st, we had $239 million of Participations Sold on the balance sheet, recorded as both assets as loans receivable and liabilities as participations sold and the pass through rate on these participations was 8.86%.

Over to the equity section, shareholders’ equity was $426 million at March 31st and our book value per share was $24.03. Our debt-to-equity ratio (defined as the ratio of Interest Bearing Liabilities to book equity) increased to 5.3-to-1 compared to 4.6-to-1 at year end 2006. We remain comfortable with our leverage levels and, as we have said in the past, these levels will migrate depending upon the types of assets we originate and the structure of the liabilities we raise.

As always, we remain committed to maintaining a matched asset/liability mix. At the end of the quarter, we had approximately $406 million of net positive floating rate exposure (on a notional basis) on our balance sheet. Consequently, an increase in LIBOR of 100 basis points would increase annual net income by approximately $4.1 million. Conversely, a 100 basis point drop in LIBOR would decrease our earnings by that same amount.

Our liquidity position remains strong, and at the end of first quarter, we had $22 million of cash, $144 million of immediately available borrowings under our repo facilities and $25 million availability under our credit facility for total liquidity of $191 million.

Turning to the income statement, we reported net income of $14.9 million or $0.84 per share on a diluted basis for first quarter 2007, representing growth of 18% on a per share basis from first quarter of 2006.

The primary drivers of net income growth for the quarter were increases in Interest Earning Assets and net interest margin. Year over year, net interest margin increased by 49% to $21.3 million in the first quarter of 2007.

Other revenues for the first quarter of 2007, primarily management and advisory fees from our funds, were $2.1 million, a $1.1 million increase compared to the same prior quarter. The increase was primarily due to the receipt of $1 million of Fund II promote during the quarter.

Moving down to other expenses, G&A was $6.8 million for the quarter, an increase of $1.7 million from the first quarter of 2006. This increase is a result of increased employee compensation expense and professional fees, in addition to recording the payment to employees of their share of the Fund II promote received. In addition, depreciation and amortization was elevated by $1.3 million as we expensed Fund II’s capitalized costs.

During the quarter, we booked a tax benefit of $254,000. This amount was due exclusively to reversing a previously booked tax provision at Capital Trust, the parent. CTIMCO, our taxable REIT subsidiary, did operate at a loss for the period, but we elected to fully reserve for the associated tax benefit and therefore did not record a tax benefit associated with that loss.

As is typically the case, our income for the period included items that we would consider non-recurring. During the first quarter, non recurring items included interest income of $1.6 million from the early repayment of loans (including exit fees, prepayment penalties and accelerated discount/premium amortization), a net expense of roughly $750,000 from Fund II items (expensing capitalized costs, receipt of the promote, and a loss from our co-investment in Fund II), approximately $500,000 of G&A expense representing employee payments of the Fund II promote and seasonal employee costs and the recognition of a $254,000 tax benefit. In total, non-recurring items were roughly $600,000 net, equating to recurring income, on a diluted basis of $0.81 per share for the quarter.

In terms of dividends, our policy is to set our regular quarterly dividend at a level commensurate with the recurring income generated by our business. At the same time, in order to take full advantage of the dividends paid deduction of a REIT, we endeavor to pay out 100% of taxable income. In the event that taxable income exceeds our regular dividend pay out rate, we will make additional distributions in the form of special dividends. We paid a regular quarterly cash dividend of $0.80 in the first quarter, a 33% increase year over year.

That wraps it up for the financials, and at this point, I'll turn it back to John.

John Klopp:

Thank you Geoff. At this time, we will open it up for questions from everybody on the phone.

Conference Coordinator:
We have a call from James Shanahan with Wachovia, please go ahead.
James Shanahan:

I want to talk about the impact of spread widening on CMBS and your decision to hold CMBS. Held to maturity benefited you this period, but certainly there was an impact in any of the four, six, eight quarters prior when you knew spreads were tightening on CMBS. Can you comment on what the fair market value is of your CMBS portfolio relative to your carrying value? And a follow-up question would be, it appears that about 50% or so of your CMBS were from periods prior to 2000 and I am wondering what you think the impact is likely to be from prepayments in the next year or two years?

John Klopp:
I will turn that one to Geoff.
Geoffrey Jervis:

I will start, and then I will turn over the impact of prepayments in conduit CMBS to Steve after I am done. With respect to our CMBS portfolio, let's focus on the fixed rate CMBS with respect to the marks. During the quarter, we had de minimus changes in valuation from year end that is primarily due to the seasoned and higher credit quality nature of our portfolio. As you know, most of our portfolio is pre-2005 vintage and the investments we have made in 2005, 2006 and 2007 have been low investment grade or even higher up into the AAA stack in some instances. If you look in the 10-Q, disclosed in the market risk chart in the back, you will see that the fair value of our fixed rate CMBS was $717 million at quarter end.

James Shanahan:

I did see that Geoff, but if you net out the originations and repayments on the two fixed and variable portfolios, there really was no change in fair value, which would hit the point that you made, that these are older vintage, relatively high quality CMBS with significant subordination. Is that the reason why?

Geoffrey Jervis:
Yes.
James Shanahan:
Okay. Thanks. And then the follow-up please?

Steve Plavin:

This is Steve Plavin. The loans that underlie the CMBS bonds are mostly ten year fixed rate loans, and they do not have a lot of prepayment flexibility for the borrowers. Generally the only option for a borrower to get out of the debt is to defease the debt, which means, for us, that the mortgage collateral is substituted by treasury collateral, and the loan continues on to its conclusion. So I don't think that we will have any impact from prepayments other than what we anticipated with the bonds we have purchased.

James Shanahan:

Are there any of those underlying loans that mature during 2007 or 2008 and is it significant?

Steve Plavin:

Yes. For some of the older vintage CMBS, we are reaching the end of some of the loans and they will repay in the ordinary course. The loans repay sequentially in the CMBS transactions and we are generally invested in BB and BBB, so we will not feel the impact of those early loan repayments until they work through the repayment of the more senior securities.

John Klopp:

The reason that we hold virtually all of our CMBS as held to maturity, is in fact because we intend to hold to maturity. In turn, we have financed the vast majority of our long-term fixed rate CMBS with CDOs, which are longer term, non mark to market liabilities and therefore we think that both the treatment on the asset side and the financing on the liability side reflects our intent with respect to those investments.

James Shanahan:

Understood. One more follow up. With the debt to equity ratio climbing now to 5.3x, if I am not mistaken, there used to be a discussion of leverage in the mid 4.5x level and as you have added certain types of investments – it seems you have gotten comfortable with leverage at this level, and we were thinking that there is a potential need here for more new equity at some point in the middle part of '07. What do you think about that now?

John Klopp:

As our business has continued to evolve, we have continued to rethink our leverage levels and that's consistent with what we have been saying if you look at it over time. As we have found more opportunities to invest in, a whole loan for example, which has a starting point first-dollar loan to value of zero, we can apply somewhat greater leverage to those types of investments. If you look at our last quarter production in terms of last-dollar LTVs you will see that we actually dialed down the last-dollar loan to value slightly. Again, the way we believe we finance our assets is predicated upon what the risk profile is. As Geoff has mentioned, our CMBS investments have been right at the crossover point, sometimes a little bit above that investment grade turnover point. In turn, we have continuously said that as we increase the stability of our liability side, we are comfortable with somewhat greater leverage. We clearly converted a significant portion of our liabilities from mark to market lines to non mark to market CDOs and that makes us more comfortable. Where we go with the leverage going forward essentially depends upon our assessment of what the risk is on the asset side and what the stability is on the liability side. At some point, we clearly will re-equitize and add more equity into the mix, but we will do so the same way we have done it in the past which is carefully and somewhat stingily.

James Shanahan:

I understand. On the CDOs, the markets have been a little bit weaker in the past couple of months and in our model, we expect that you will be back in the market. Can you comment on where you think the market is for CT? Maybe that it's wider and maybe some comments on leverage, if anything is changing for you as an issuer.

Geoffrey Jervis:

With respect to the level that we would expect to receive from the agencies on pools of mezz loans, B-notes, whole loans and CMBS, we have been in dialogue with the agencies and our counterparts and we do not expect any change there. Where we do see volatility is on the spread side of the liabilities we are selling, and a few deals are in the market now with some of our competitors that we are reviewing the results of, some that closed or priced as recently as this week, some that are in the market now. The general sense is that liability spreads on CDOs are wider -- primarily at the A and BBB levels and the net impact to the cost of capital on a coupon basis, depending upon the collateral type and the issuer, is somewhere in the 5-25 basis points range, maybe a little broader than that on the synthetic deals. But the one thing I would say is we are getting good market intelligence back that the seasoned issuers and the ability of the market and the willingness of the market to distinguish between the stronger issuers and the newer platforms is starting to happen, which we are very happy about.

James Shanahan:

Thank you. We are not really observing any trends in credit other than some one-off issues, but except for condo conversion issues, we really have not discerned any trends here in credit quality. But it feels like things are beginning to change here or might be near an inflection point in credit. What are your thoughts there?

Steven Plavin:

Hi, this is Steve Plavin. In general, we are being more cautious on credit, but we haven't seen any downturn in performance on portfolio assets across all of the asset classes. We are watching it very closely for any signs of downward migration in occupancy or operating performance in hotels and we really haven't seen it. I think the credit concerns will relate to the transactions that we are considering now with cap rates a little bit lower and in some cases, leverage higher. What will really be determinative is what gets done now in the current environment and the performance of those assets is not going to be measurable for another two, three or four periods.

James Shanahan:
Thank you.
Conference Coordinator:
We will take our next question from David Fick with Stifel Nicolaus.
David Fick:

Good morning. Can you explain the unsecured credit line? Given your size and your pipeline process, it doesn’t seem to be anywhere near the size that I would anticipate you putting in place.

Geoffrey Jervis:

We certainly have an expectation to grow that. We recently closed it and even at $50 million, the facility is - what I call in a finance company - a working capital line. Typically, when we close an investment - a loan, a B-note, CMBS - and have to have our lenders side by side with us - we call that a wet funding - it can complicate the closing process tremendously and this line, not only being attractively priced, allows us to close without a lender saving a significant amount of legal and due diligence costs. It basically allows us to present our lenders with baked transactions as opposed to having them involved in the origination process.

David Fick:

So it's really a short term, almost one-off thing where you have immediately replaced that capital.

Geoffrey Jervis:

Yes. The other thing I would say is that if you look at the marginal cost of our last dollars of repo, our borrowing cost goes up as we get closer to the maximum advance rates. So this line, relative to some of our more expensive repos is cheaper and we will probably end up having it completely utilized throughout the entire term of the facility and hopefully we will be able to grow this even bigger over the next few months.

David Fick:
Okay. So it is allowing you to stage your repo process a little bit better.
Geoffrey Jervis:
That's right. And also, we have senior unsecured borrowings at a cost of 150 over.
David Fick:

Okay. The loan to value of originations was 64%, which is stronger than the usual. Are you doing stuff higher in the capital stack?

Steve Plavin:

We have seen some good opportunities that are lower in loan to value. We have seen that some of our whole loan originations have been at slightly lower leverage points than some of the mezzanine loan and B–note production that we have seen in the market. But in general, we are looking across the landscape of opportunities for us, and choosing those that would provide the best risk adjusted return. In the case of the first quarter, that included lower LTV assets than usual.

Conference Coordinator:
And it appears that we have no further questions at this time.
John Klopp:
We appreciate your interest, and you will hear from us again soon, thank you.